Exhibit 8.1

ONE SHELL PLAZA	ABU DHABI
910 LOUISIANA	AUSTIN
HOUSTON, TEXAS	BEIJING
77002-4995	DALLAS
DUBAI
TEL +1 713.229.1234	HONG KONG
FAX +1 713.229.1522	HOUSTON
www.bakerbotts.com	LONDON
MOSCOW
NEW YORK
PALO ALTO
RIYADH
WASHINGTON
July 2, 2009
Encore Energy Partners LP
777 Main Street, Suite 1400
Fort Worth, Texas 76102
Ladies and Gentlemen:
          We are acting as counsel to Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 9,430,000 common units representing limited partner interests in the Partnership (the “Common Units”) (including up to 1,230,000 additional Common Units to cover over-allotments, if any) pursuant to that certain Underwriting Agreement dated June 29, 2009 by and among the Partnership, Encore Energy Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Encore Energy Partners Operating LLC, a Delaware limited liability company, on the one hand, and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC, as representatives of the underwriters named in Schedule A thereto, on the other hand.
          We have also participated in the preparation of the Registration Statement on Form S-3 (Registration No. 333-153768) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated November 25, 2008 (the “Prospectus”), as supplemented by the prospectus supplement relating to the issuance of the Common Units dated June 29, 2009 (the “Prospectus Supplement”). In connection therewith, we have prepared the discussions set forth under the caption “Material Tax Consequences” in the Prospectus and the Prospectus Supplement (the “Discussions”).
          We hereby confirm that all statements of legal conclusions contained in the Discussions constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the dates of the Prospectus and the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.
          In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement, (ii) certain other filings made by the Partnership with the Commission, (iii) a representation letter provided to us by the Partnership in support of this opinion, and (iv) other information provided to us by the Partnership, the General Partner and Encore Acquisition Company.

Encore Energy Partners LP	2	July 2, 2009
          At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K to be filed on or after the date hereof (the “Form 8-K”). We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Discussions and under the heading “Legal Matters” in the Prospectus Supplement. This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.